July 2008
Pricing Sheet dated July 24, 2008 relating to
Preliminary Terms No. 700 dated June 24, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

Trigger PLUS based on the Financial Select Sector SPDR Fund due October 20, 2009
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JULY 24, 2008
Issuer:	Morgan Stanley
Maturity date:	October 20, 2009
Underlying shares:	Shares of the Financial Select Sector SPDR Fund
Aggregate principal amount:	$3,615,560
Payment at maturity:	If the final share price is greater than the initial share price,
$10 + ($10 x leverage factor x share percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price but the share price has not decreased to or below the trigger level at any time on any day during the observation period,
$10
If the final share price is less than or equal to the initial share price and the share price has decreased to or below the trigger level at any time on any day during the observation period,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10, which may result in a loss of some or all of your investment.
Leverage factor:	200%
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$20.95, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Maximum payment at maturity:	$13.45 per Trigger PLUS (134.5% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation date:	October 16, 2009, subject to adjustment for certain market disruption events
Share price:	At any time on any day, the price of one underlying share at such time on such day times the adjustment factor
Trigger level:	$16.76, which is 80% of the initial share price
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares from but excluding the pricing date to and including the valuation date

Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and Issue Price” below)
Pricing date:	July 24, 2008
Original issue date:	July 31, 2008 (5 business days after the pricing date)
CUSIP:	617480595
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Trigger PLUS	$10	$0.15	$9.85
Total	$3,615,560	$54,233.40	$3,561,326.60
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per Trigger PLUS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 700 dated June 24, 2008
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.